Exhibit 99.1

Americas Technology Acquisition Corp. Announces Termination of Business Combination Agreement with Rally Communitas Corp. by Mutual Agreement

Dallas, TX, Dec. 9, 2022 (GLOBE NEWSWIRE) -- Americas Technology Acquisition Corp. (NYSE: ATA, ATA.WS, ATA.U) (“ATA”), announced today that ATA and Rally Communitas Corp (“Rally”) have mutually agreed to terminate the previously announced Agreement and Plan of Merger (as amended, the “Merger Agreement”) between ATA and Rally.

Termination of the Merger Agreement has been approved by the Board of Directors of both ATA and Rally.

About Americas Technology Acquisition Corp.

Americas Technology Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities with an initial focus on technology, media, and telecommunications verticals.

About Rally

Rally is a Mass Mobility as a Service company that has mobilized millions of riders with innovations designed to meet the needs of surge demand and middle mile travel challenges.

Rally’s premier product is the bus rideshare which aggregates individuals going to large events, creating bus trips on-demand. Their algorithms automatically route together crowdsourced bus stops to create productive routes. Additionally, Rally’s “OurBus” product disrupts regularly scheduled intercity bus travel by utilizing data science to create optimized intercity routes and automating the business of buses.

Cautionary Note Regarding Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jorge Marcos
Chief Executive Officer
Americas Technology Acquisition Corp.
(214) 396-5927